UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 20, 2007

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2007, USEC Inc. ("USEC" or the "Company") entered into a contract with ATK Space Systems Inc., a subsidiary of Alliant Techsystems ("ATK"), and Hexcel Corporation ("Hexcel") for carbon fiber material and related carbon fiber products used in the manufacture of components for centrifuge machines to be used in USEC’s American Centrifuge uranium enrichment plant in Piketon, Ohio.

Under the agreement, Hexcel will increase its manufacturing capacity and USEC will purchase from Hexcel a specified amount of carbon fiber material sufficient for the approximately 11,500 centrifuge machines expected to be deployed in the American Centrifuge plant. The agreement provides for a fixed price for this carbon fiber material, with a provision for escalation related to general inflation. The agreement also provides USEC with an option for Hexcel to provide related carbon fiber products at a fixed price plus material costs and escalation related to general inflation. The agreement provides for a specified range of carbon fiber material to be purchased monthly and includes purchase and delivery incentives. ATK will place orders under the terms of the agreement for its commercial production of rotor tubes for centrifuge machines.

The contract period of performance runs through December 31, 2011.

ATK and Hexcel Corporation are key suppliers for the American Centrifuge plant. ATK has been working on the American Centrifuge project since 2003 and is currently performing work under a time and material contract entered into in 2005 that expires on December 31, 2007. USEC and ATK are also parties to an agreement entered into in May 2007 relating to the production of rotor tubes for centrifuge machines for the American Centrifuge plant. This agreement terminates upon the execution of a long term rotor tube production contract with more defined terms and conditions, including price.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

August 20, 2007	By:	/s/ John C. Barpoulis

Name: John C. Barpoulis
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)